Exhibit 28j(6) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 138 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our reports, dated June 24, 2013, on Federated Automated Government Cash Reserves and Federated U.S. Treasury Cash Reserves (two of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Reports for the fiscal year ended April 30, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 24, 2013